Exhibit 10.15

LSC Communications US, LLC

Key Employee Severance Plan

ESTABLISHED EFFECTIVE OCTOBER 25, 2017

LSC Communications US, LLC (“LSC”) hereby establishes the Key Employee Severance Plan (the “Severance Plan”) as a sub-plan existing under the LSC Separation Pay Plan (the “Separation Pay Plan”) effective as of October 25, 2017 (the “Effective Date”). Capitalized terms that are not otherwise defined herein shall have the meaning given to such terms in the Separation Pay Plan.

SECTION 1: PURPOSE OF THE SEVERANCE PLAN.

The purpose of the Severance Plan is to advance the interests of LSC and its subsidiaries (hereinafter individually or collectively, as the case may be, referred to as the “Company”) and its shareholders by providing financial protection to certain key employees of the Company in the event of their termination of employment in specific circumstances.

SECTION 2: ELIGIBILITY.

Persons eligible to participate in this Severance Plan are those Employees selected by the Administrator. Such Employees (“Participants”) shall be notified in writing of their participation in the Severance Plan by the Administrator (such writing, a “Participation Agreement”). As a condition to becoming a Participant, the Administrator may require an Employee to enter into a restrictive covenant agreement with the Company in a form reasonably satisfactory to the Administrator. The restrictive covenants described in the preceding sentence may be set forth in the applicable Participation Agreement or in a separate written document.

SECTION 3: SEVERANCE PLAN ADMINISTRATION.

The Administrator may establish such rules and regulations, not inconsistent with the provisions of the Separation Pay Plan and the Severance Plan, as it deems necessary for the proper administration of the Severance Plan, and may amend or revoke any rule or regulation so established. The Administrator may make such determinations and interpretations under or in connection with the Severance Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its officers, employees, shareholders, Severance Plan Participants, their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them. Notwithstanding the foregoing provisions of Section 2 or this Section 3, except to the extent it would violate applicable law or the rules of any relevant securities exchange, the Administrator may delegate all or a portion of its authority for administering the Severance Plan to an officer or officers of the Company. To the extent so delegated, the term “Administrator” hereunder shall be deemed to refer to such officer or officers.

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The Administrator shall take such actions it deems necessary or desirable to ensure that such officer or officers have sufficient and appropriate authority for carrying out the intent and purpose of the Severance Plan.

SECTION 4: REQUIREMENTS FOR BENEFITS.

(a)

INVOLUNTARY TERMINATION OF EMPLOYMENT BY COMPANY AS CONDITION FOR ELIGIBILITY. No benefits shall be payable under the Severance Plan unless the Participant’s employment with the Company is involuntarily terminated by the Company without Cause, or if applicable, by the Participant with Good Reason (a “Qualifying Termination”).

(b)

DEFINITION OF CAUSE. The Company may terminate the Participant’s employment for “Cause” if, in the reasonable determination of the Company, (i) the Participant engages in conduct that materially violates the policies of the Company, (ii) the Participant fails to perform the essential functions of his or her job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the Company’s reasonable directions issued by the Participant’s supervisor, with respect to the Participant’s material duties, (iii) the Participant engages in embezzlement or misappropriation of corporate funds or other acts of fraud, dishonesty or self-dealing, or commits a felony or any significant violation or any material statutory or common law duty of loyalty to the Company, or (iv) the Participant breaches a material provision of the Severance Plan. Notwithstanding the foregoing, to the extent a Participant is party to an employment agreement, Severance Plan Participation Agreement, or other agreement with the Company that contains a definition of “Cause” or a term of similar effect, the definition set forth in such employment agreement, Severance Plan Participation Agreement or other agreement, and not the definition set forth in this Severance Plan, shall control.

(c)

GOOD REASON. For purposes of Section 4(a) of the Severance Plan, a Participant will be considered to have a Qualifying Termination if (i) such Participant is a party to an employment agreement, Participation Agreement or other agreement with the Company that contains provisions for such Participant to be entitled to severance payments or benefits based on a termination for “Good Reason” or a term of similar effect, and (ii) such Participant fulfills the requirements set forth in the that employment agreement, Severance Plan Participation Agreement, or other agreement to, in fact, terminate for Good Reason (or a term of similar effect). For the avoidance of doubt, except as specifically set forth in this Section 4(c), a termination for “Good Reason” will not be considered a Qualifying Termination for purposes of the Severance Plan.

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(d)

COMPLIANCE WITH SEPARATION PAY PLAN. In order for a Participant to be eligible for benefits pursuant to this Severance Plan, in addition to the other requirements set forth herein, the Participant must comply with the terms of the Separation Pay Plan, specifically including, without limitation, the obligation to execute and not revoke a Plan Release and a Separation Agreement (collectively, a “Separation Agreement and General Release”) containing such terms as may be acceptable to the Company in its sole discretion including, without limitation, covenants restricting the ability of a Participant to (i) compete with the Company or any Affiliate, (ii) solicit customers or employees of the Company or an Affiliate, (iii) infringe upon the proprietary rights of the Company or an Affiliate, (iv) disclose the confidential information of the Company or any Affiliate, or (v) disparage the Company or an Affiliate.

SECTION 5: SEVERANCE BENEFITS.

(a)

BENEFITS IF NOT FOLLOWING A CHANGE IN CONTROL. In the event of a Participant’s Qualifying Termination at any point other than during the two-year period beginning on the date the Company undergoes a Change in Control (as defined below), subject to satisfying the requirements of Section 4 hereof, the Company shall pay the Participant an amount equal to the sum of:

(i)	SALARY CONTINUATION: a number of months of the Participant’s base salary as in effect at the time of the Qualifying Termination as may be set forth in the applicable Participation Agreement, and
(ii)

TARGET BONUS: a portion or multiple of the Participant’s target annual bonus amount as in effect on the date of the Qualifying Termination as may be set forth in the applicable Participation Agreement.

The amount payable pursuant to the preceding sentence will be paid in the form of periodic equal payments on the Company’s regular payroll dates beginning sixty (60) days after the applicable Qualifying Termination (with all amounts that, absent the sixty (60) day delay, would have been paid during such sixty (60) day period being paid on that first payment date) and ending at the end of the payment period set forth in the applicable Participation Agreement.

In addition to the amounts described above in this Section 5(a), in the event of a Participant’s Qualifying Termination at any point other than during the two-year period beginning on the date the Company undergoes a Change in Control, subject to satisfying the requirements of Section 4 hereof, the Company shall:

(A)

MEDICAL SUBSIDY: pay the Participant an amount equal to the then current difference between the Participant’s monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA for a number of months as may be set forth in the applicable Participation Agreement, to be paid in a lump sum as soon as administratively feasible following sixty (60) days after the applicable Qualifying Termination, and

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(B)

OUTPLACEMENT: provide such Participant outplacement services with an outplacement service provider reasonably selected by the Company for a number of months as may be set forth in the applicable Participation Agreement.

(b)

BENEFITS FOLLOWING A CHANGE IN CONTROL. In the event of a Participant’s Qualifying Termination at any point during the two-year period beginning on the date the Company undergoes a Change in Control, subject to satisfying the requirements of Section 4 hereof, the Company shall pay the Participant an amount equal to the sum of:

(i)	SALARY CONTINUATION: a number of months of the Participant’s base salary as in effect at the time of the Qualifying Termination as may be set forth in the applicable Participation Agreement, and
(ii)

TARGET BONUS: a portion or multiple of the Participant’s target annual bonus amount as in effect on the date of the Qualifying Termination as may be set forth in the applicable Participation Agreement.

The amount payable pursuant to the preceding sentence will be paid in the form of periodic equal payments on the Company’s regular payroll dates beginning sixty (60) days after the applicable Qualifying Termination (with all amounts that, absent the sixty (60) day delay, would have been paid during such sixty (60) day period being paid on that first payment date) and ending at the end of the payment period set forth in the applicable Participation Agreement.

In addition to the amounts described above in this Section 5(b), in the event of a Participant’s Qualifying Termination at any point during the two-year period beginning on the date the Company undergoes a Change in Control, subject to satisfying the requirements of Section 4 hereof, the Company shall:

(A)

MEDICAL SUBSIDY: pay the Participant an amount equal to the then current difference between the Participant’s monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA for a number of months as may be set forth in the applicable Participation Agreement, to be paid in a lump sum as soon as administratively feasible following sixty (60) days after the applicable Qualifying Termination, and

(B)

OUTPLACEMENT: provide such Participant with outplacement services with an outplacement service provider reasonably selected by the Company for a number of months as may be set forth in the applicable Participation Agreement.

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(c)	CHANGE IN CONTROL. For purposes of this Severance Plan, “Change in Control” means the occurrence of any one of the following events that occurs on or after the date hereof:
(i)

any “person,” as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Section 13(d) and 14(d) thereof (but not including (i) LSC Communications, Inc. (“LSCCI”) or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of LSCCI or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of LSCCI in substantially the same proportions as their ownership of stock of the Company) (hereinafter a “Person”) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of LSCCI, but not including in the securities beneficially owned by such Person, any securities acquired directly from LSCCI or its affiliates, excluding an acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities, representing 50% or more of the combined voting power of LSCCI’s then outstanding securities; or

(ii)

during any period of two (2) consecutive years beginning on the date that stockholders of LSCCI approve the LSC Communications, Inc. 2016 Performance Incentive Plan, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into any agreement with the Company to effect a transaction described in Clause (i), (ii) or (iv) of this Section 5(c)) whose election to the Board or nomination for election by LSCCI’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)

a merger or consolidation of LSCCI with any other corporation (hereinafter, a “Corporate Transaction”) is consummated, other than (A) a merger or consolidation which would result in the voting securities of LSCCI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of LSCCI, at least 50% of the combined voting power of the voting securities of LSCCI or such surviving or acquiring entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of LSCCI (or similar transaction) in which no Person acquires more than 50% of the combined voting power of LSCCI’s then outstanding securities; or

(iv)	the stockholders of LSCCI approve a plan of complete liquidation of LSCCI or for the consummation of the sale or disposition by LSCCI of all or substantially all of LSCCI’s assets.

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Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no Change in Control will be deemed to have occurred hereunder unless and until the events constituting such Change in Control also constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to LSCCI or the Company.

SECTION 6: AMENDMENT OR TERMINATION. The Company reserves the right to have the Administrator amend, modify, suspend, or terminate the Severance Plan at any time; provided that without the consent of the Participant, no such amendment, modification, suspension or termination shall materially and adversely affect the terms of a Participant’s economic benefits under this Severance Plan without the Participant’s written consent.

SECTION 7: MISCELLANEOUS.

(a)

STATUS OF SEVERANCE PLAN BENEFITS; NO DUPLICATION OF BENEFITS. For purposes of the Separation Pay Plan, amounts payable pursuant to Section 5 of the Severance Plan will be considered Non-Regular Separation Pay. Pursuant to Section 3.6 of the Separation Pay Plan, any amount paid pursuant to Section 5 of the Severance Plan will offset the amount of any Regular Separation Pay that might otherwise have been due to a Participant pursuant to the Separation Pay Plan as a result of such Participant’s Termination of Employment. In addition, to the extent a Participant becomes entitled to benefits under the Severance Plan and under an employment agreement or other agreement with the Company, the amounts due pursuant to the Severance Plan shall be offset by the amounts paid or to be paid pursuant to such employment agreement or other agreement and no duplication of benefits shall occur.

(b)

SEPARATION PAY PLAN CONTROLS. Except as specifically set forth in this Severance Plan, the Separation Pay Plan shall control the payment of benefits and the obligations of the Company and each Participant.

(c)

SECTION 409A. To the extent applicable, this Severance Plan will be interpreted in accordance with Section 409A of the Code, and the guidance issued thereunder. Notwithstanding any provision of this Severance Plan or the Separation Pay Plan to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Severance Plan or the Separation Pay Plan may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Severance Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (A) exempt the compensation and benefits payable under this Severance Plan from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Severance Plan, or (B) comply with the requirements of, or correct the Severance Plan to reduce the penalties under, Section 409A of the Code; provided, however, that this Section 7(c) does not create an obligation on the part of the Company take any such action. Notwithstanding anything herein to the contrary, to the extent permitted:

(i)

The amounts payable pursuant to the Severance Plan shall, to the greatest extent possible, be made in reliance upon Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals) or Treas. Reg. Section 1.409A-1(b)(9) (separation pay plans), as applicable. For this purpose, each payment shall be considered a separate and distinct payment.

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(ii)

If a Participant is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (A) the first day of the seventh month following the date of the Participant’s “separation from service” and (B) the date of the Participant’s death. Any payments due under the Plan or this Severance Plan other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Company constitute a breach of the Company’s obligations under the Separation Pay Plan or this Severance Plan.

(iii)

For the provision of payments and benefits under this Severance Plan, reference to “termination of employment” (and corollary terms) with the Company shall be construed to refer to a Severance Plan Participant’s “separation from service” from the Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) in tandem with the Severance Plan Participant’s termination of employment with the Company.

(iv)

No action or failure by the Company in good faith to act, pursuant to this Section 7(c) shall subject the Company or any of the Company’s employees, directors or representatives to any claim, liability or expense, and the Company shall not have any obligation to indemnify or otherwise protect a Severance Plan Participant from the obligation to pay any taxes pursuant to Section 409A of the Code.

(d)	RESOLUTION OF CLAIMS OR DISPUTES. Any controversy or claim arising out of or relating to this Severance Plan shall be settled pursuant to the terms of the Separation Pay Plan.
(e)

NO FUNDING OF SEVERANCE BENEFITS. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. The rights of any Participant under this Severance Plan shall be solely those of a general creditor of the Company. However, in the event the Company foresees payment under the Severance Plan, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder for any or all Participants into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Severance Plan and are subject to the rights of the general creditors of the Company.

(f)

SUCCESSORS TO THE COMPANY. This Severance Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise. Such successor shall thereafter be deemed the “Company” for the purposes of this Severance Plan.

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(g)

EMPLOYMENT RIGHTS. Establishment of this Severance Plan shall not be construed to give any Participant the right to be retained by the Company or to any benefits not specifically provided by the Severance Plan.

(h)

PARACHUTE PAYMENTS. Anything in this Severance Plan to the contrary notwithstanding, if the determination is made that any payments or benefits otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7(h), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (A) delivered in full, or (B) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in such Participant’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

Unless the applicable Participant and the Company otherwise agree in writing, any such determination required under this Section 7(h) will be made in writing by a nationally-recognized accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 7(h), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. In connection with making any such determinations, the Accountants shall take into account the value of any reasonable compensation for services to be rendered by the Participant before or after the Change in Control, including any restrictive covenants applicable to Participant, and the Company and its affiliates shall cooperate in the valuation of any such services, including any restrictive covenant provisions. The Participant and the Company agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(h). The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

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Any reduction in payments and/or benefits required by this Section 7(h) and any other agreement between the applicable Participant and the Company will occur in the order set forth in the employment agreement between the applicable Participant and the Company. To the extent there is no such agreement, or if such agreement does not provide for an order, then the reductions shall be made in the following order, in each case with payments and benefits with a higher “parachute payment” value for purposes of Section 280G of the Code reduced before payments with a lower value: (1) reduction of vesting acceleration of equity awards that are not eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); (2) reduction of other benefits provided under this Severance Plan; (3) reduction of cash payments that are not eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); (4) reduction of vesting acceleration of equity awards that are eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); and (5) reduction of cash payments that are eligible for reduction under Treasury Regulation 1.280G Q&A-24(c). In the event that acceleration of vesting of equity awards or cash payments is to be reduced, such acceleration of vesting or reduction will be cancelled in the reverse order of the date of grant for such awards. If two or more awards were granted on the same date, each award will be reduced on a pro-rata basis.

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